Exhibit 10.1

November 12, 2026

Yamini Rangan

[***]

[***]

Dear Yamini,

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your separation from HubSpot, Inc. (“HubSpot” or the “Company”) (collectively, the “Parties”). The payments and benefits described in Section 2 of this Agreement are provided to assist you with your transition from the Company and are in exchange for the obligations you are accepting which are described in this Agreement. HubSpot’s obligations under this Agreement are contingent on (1) your timely signing of this Agreement and this Agreement becoming effective, and (2) your compliance with the terms and conditions of this Agreement. Please return the signed Agreement via DocuSign within twenty-one (21) days of the date of this Agreement. This Agreement will be effective the day following the conclusion of your seven-day revocation period described in Section 4(d) (the “Effective Date”).

1. Termination as Chief Executive Officer and Separation from Employment

As of November 12, 2026 (the “Transition Date”), you will no longer serve as the Company’s Chief Executive Officer, Principal Executive Officer, and President. Your final day of employment is December 1, 2026 (the “Separation Date”), which shall be the Date of Termination for purposes of any payments due to you pursuant to the HubSpot, Inc. Executive Severance Plan (the “Executive Severance Plan”). This is a termination by the Company without Cause under the Executive Severance Plan. You will continue to have access to Slack through November 13, 2026 and to your Company email address through the Separation Date. Between the Transition Date and the Separation Date, you may use paid time off in accordance with the Company’s policies.

Prior to the Transition Date, you will continue to be covered under the Company’s existing directors and officers liability insurance policy (the “D&O Policy”) on the same basis as immediately prior to the date of this Agreement, consistent with your role as an executive officer of the Company. Effective as of the Transition Date, the Company will add you as an individually named insured under the D&O Policy, and will maintain such individual coverage for you through the Separation Date, in each case subject to the terms, conditions, and exclusions of the D&O Policy as in effect from time to time.

2. Severance and Other Benefits.

In exchange for: (i) your execution and non-revocation of, and compliance with, this Agreement, and (ii) your execution and non-revocation of the Certificate attached as Exhibit A after the Separation Date within the timeframe set forth therein, as outlined in Section 6 of the Executive Severance Plan, HubSpot will provide you with the below (collectively, the “Severance Benefits”).

(a) HubSpot will pay you an amount equal to $1,336,712.33, which represents the sum of (i) your Base Salary (as defined in the Executive Severance Plan) and (ii) your pro-rated Target Bonus (as defined in the Executive Severance Plan) through the Separation Date, less applicable deductions and withholdings (the “Severance Amount”). HubSpot will pay you the Severance Amount in accordance with HubSpot’s regular payroll practices in substantially equal installments, over twelve (12) months following the Separation Date (the “Severance Period”), commencing with the first regular payroll date following the Certificate Effective Date (as defined in Exhibit A), but in any event no later than sixty (60) days following the Certificate Effective Date; provided, however, that if the period between the Separation Date and the Certificate Effective Date spans two taxable years, the first payment shall be made in the second taxable year.

(b) Your current coverage under HubSpot’s medical and dental insurance plans will automatically continue until December 31, 2026. If you execute, do not revoke, and comply with this Agreement, then, subject to the conditions outlined in the Executive Severance Plan, HubSpot will pay to the group health plan provider or the COBRA provider a monthly payment equal to 100% of your monthly COBRA health and dental insurance monthly COBRA premiums until the earliest of (i) the 12-month anniversary of the Separation Date; (ii) the date that you become eligible for group medical plan benefits under another employer’s group medical plan; or (iii) the cessation of your health continuation rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), after which you may, at your own expense, continue participation in COBRA for the balance of time provided by the statute (provided, however, the “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date). If you do not sign and return this Agreement, you may, at your own expense, continue to participate in HubSpot’s medical and dental insurance plans, to the same extent that HubSpot provides such insurance to its current employees, by completing the appropriate forms to enroll under COBRA. You will receive the COBRA forms in the mail, and you have 60 days from the Separation Date to submit them. The Separation Date is the date of the “qualifying event” under COBRA.

(c) Notwithstanding anything to the contrary in any applicable Equity Award (as defined in the Executive Severance Plan) agreement or Company equity incentive plan, all Equity Awards held by you that would have otherwise vested during the 12-month period following the Separation Date, including but not limited to all Equity Awards scheduled to vest on December 1, 2027, (with any performance-based Equity Awards being deemed earned at the target level of performance) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Accelerated Vesting Date (as defined in the Executive Severance Plan); provided that in order to effectuate the accelerated vesting contemplated by this Section 2(c), the unvested portion of your Equity Awards that would otherwise terminate or be forfeited on the Separation Date will be delayed until the earlier of (i) the Effective Date of this Agreement (at which time acceleration will occur) or (ii) the date that this Agreement can no longer become fully effective (at which time the unvested portion of your Equity Awards will terminate and be forfeited). Notwithstanding the foregoing, no additional vesting of your Equity Awards will occur during the period between the Separation Date and the Accelerated Vesting Date.

3. Equity Awards.

Other than as set forth in Section 2(c) of this Agreement, the terms, rights and conditions of your Equity Awards are governed by HubSpot Inc. 2024 Stock Option and Incentive Plan (the “Plan”) or the applicable Prior Plan (as defined in the Plan), as applicable, and any award agreements or other documents that you signed for any stock options, restricted stock units or other Equity Awards under the Plan or the Prior Plans. Any Equity Awards scheduled to vest on December 1, 2026, will vest on such date.

4. Release and Review.

(a) Release. In exchange for the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge HubSpot, including, but not limited to, its current and former officers, directors, stockholders, agents, plan administrators, attorneys and employees and its corporate affiliates, subsidiaries and parent companies (collectively, the “Released Parties”) from all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature arising before and up to the date you sign this Agreement related to your employment with or separation from HubSpot, including, but not limited to, (1) all employment discrimination claims under Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e et seq.), the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Americans With Disabilities Act of 1990 (42 U.S.C., §12101 et seq.), the Family and Medical Leave Act of 1993 (29 U.S.C. §2601 et seq.), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the California Family Rights Act and all other similar applicable federal and state statutes, all as amended; (2) all claims arising out of the Fair Credit Reporting Act (15 U.S.C. §1681 et seq.), the Employee Retirement Income Security Act of 1974 (ERISA, 29 U.S.C. §1001 et seq.) and the Worker Adjustment and Retraining Notification Act (29 U.S.C. §2101 et seq.), all as amended; (3) all common law claims including, but not limited to, actions in tort, defamation and breach of contract; (4) all claims related to wages, hours, whistleblowing and the terms and conditions of employment, including, but not limited to, the Fair Labor Standards Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), the California Labor Code, the California Workers’ Compensation Act, the Massachusetts Earned Sick Time Law and the Massachusetts Paid Family and Medical Leave law, all as amended; (5) all claims to any non-vested ownership interest in HubSpot, whether contractual or otherwise, including, but not limited to, claims to unvested Equity Awards (other than those Equity Awards that accelerate and vest pursuant to Section 2(c) of this Agreement); and (6) any claim or damage arising out of your employment with or separation from HubSpot (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. You represent that you have not filed nor are there any pending charges or lawsuits filed by you against any Released Party.

California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

(b) Company Release. In consideration of your promises under this Agreement, effective as of the Effective Date, except for the Excluded Claims (as defined below), HubSpot, its subsidiaries, and their respective successors and assigns (collectively, the “Company Releasing Parties”) hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you and your heirs, executors, administrators and assigns from all claims, demands, actions, causes of action, damages, liabilities, obligations, costs and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, suspected or unsuspected, that Company Releasing Parties has or may have arising out of or relating to your employment with, service to, or separation from HubSpot on or before the date HubSpot signs this Agreement. Notwithstanding the foregoing, the Company Releasing Parties do not release or discharge any claims against you for willful misconduct, fraud, breach of fiduciary duty of loyalty, criminal acts or conduct, embezzlement, or misappropriation of trade secrets or proprietary information (the “Excluded Claims”). HubSpot represents that it is not aware, as of the date it signs this Agreement, of any facts sufficient to support an Excluded Claim. For the avoidance of doubt, the release does not apply to any Excluded Claim asserted by a stockholder derivatively on behalf of the Company Releasing Parties. HubSpot acknowledges that it has been advised to consult with legal counsel, is familiar with California Civil Code Section 1542 as quoted in Section 4(a), and expressly waives all rights under that section and any statute or common law principle of similar effect with respect to the claims released by the Company Releasing Parties (except for the Excluded Claims).

(c) Neither Party’s release under this Agreement releases any claim to enforce this Agreement, any claim arising after the applicable releasing Party signs this Agreement, or any claim that cannot lawfully be released. Your release does not waive your rights to vested benefits, the Severance Benefits, or indemnification, advancement of expenses or coverage under applicable directors’ and officers’ liability insurance.

(d) Review and Rescission Period. Because you are at least forty (40) years of age, you have specific rights under the ADEA and OWBPA, which prohibit discrimination on the basis of age. The release in this Section 4 is intended to release any claim you may have against HubSpot alleging discrimination on the basis of age under the ADEA, OWBPA and other laws. Notwithstanding anything to the contrary in this Agreement, the release in this Section 4 does not cover rights or claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the OWBPA, the Company is providing you with twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to the Company. You may use as much of this 21-day period as you see fit. However, to the extent that you decide to sign the Agreement prior to the expiration of this 21-day period, such decision was knowing and voluntary on your part. You agree that this time period has provided you with ample opportunity to review the terms of the Agreement and to seek legal counsel. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this 21-day period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to the Company ATTN: Chief People Officer, at 2 Canal Park, Cambridge, MA 02141. To be effective, such rescission must be hand delivered or postmarked within the seven-day period and sent by trackable mail courier (e.g., FedEx or USPS certified mail, return receipt requested).

(e) Limitation. Nothing contained in this Agreement, any other agreement with the Company or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

5. Post-Termination Obligations.

Your obligations under any confidentiality, assignment of inventions and/or restrictive covenant agreements that you entered into with the Company and any other policies and/or agreements with continuing obligations will survive in accordance with their terms. Notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6. Return of HubSpot Property.

You represent and affirm that you will return to HubSpot all Company property and equipment in your possession or control no later than the Separation Date, including, but not limited to, computer equipment (such as, but not limited to, computer hardware, software and printers, wireless handheld devices and cellular phones), customer information, customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, identification badges and keys and any other materials of any kind that contain or embody any proprietary or confidential material of HubSpot (and all copies of these materials). You agree to leave intact all electronic Company documents, including those that you developed or helped develop during your employment. You also agree to cancel all accounts for your benefit, if any, in HubSpot’s name such as, but not limited to, credit cards, telephone charge cards, cellular phone accounts and computer accounts.

7. Business Expenses and Compensation.

You acknowledge that all outstanding business expenses incurred in connection with your employment with HubSpot will be submitted for payment within 30 days of the Separation Date.

8. Non-Disparagement.

Subject to Section 4(e) of this Agreement, you agree not to make any false, disparaging, derogatory or defamatory statements (whether in person, electronically, on social media or otherwise) in public or in private to any party regarding HubSpot or any of the other Released Parties, or regarding HubSpot’s business affairs, business prospects and financial condition. HubSpot and the members of the Board of Directors (the “Board”) agree not to make any public, official statement that is false, disparaging, derogatory or defamatory (whether in person, electronically, on social media or otherwise) regarding you. HubSpot shall further instruct its Board members and the Company Executive Leadership Team not to make any such statements, whether in public or in private. These restrictions cover statements to all third parties, such as, but not limited to, media outlets, industry groups, financial institutions and current and former employees, consultants, clients and customers of HubSpot. Nothing in this Section prohibits either Party, or any individual subject to this Section, from giving truthful testimony, making truthful statements required by law, subpoena or other legal process, communicating with or participating in proceedings before any Government Agency, making disclosures protected by applicable law, making truthful statements reasonably necessary to enforce this Agreement, and shall not prohibit any Board member or member of the Company Executive Leadership Team from making statements in good faith for legitimate business purposes, including in connection with the discharge of their fiduciary duties, Board deliberations, the evaluation of management or business performance, or communications with legal counsel, auditors, regulators or other persons having a legitimate business need to receive such statements, provided that the Board member or member of the Company Executive Leadership Team reasonably believes the statements to be accurate and appropriate for the purpose and audience.

9. Cooperation.

To the extent that HubSpot determines you possess relevant information, you agree to provide such reasonable cooperation and assistance as may be requested in good faith by the Company and at mutually convenient times with respect to the investigation and handling of any threatened, pending or future litigation, regulatory proceeding, investigation, administrative or other hearing, trial or proceeding initiated by Company or any other person, entity or governmental body against Company, its affiliates, subsidiaries and/or related entities. Cooperation and assistance that may be requested includes, but is not limited to, participating in HubSpot’s fact finding investigations, administrative proceedings, depositions, hearings, trial preparation, trial, other court or administrative proceedings and related activities. HubSpot shall pay you at a fixed rate of $1,500 per hour for all time reasonably spent providing cooperation or assistance under this Section excluding any time testifying under oath, including reasonable preparation and travel time, and shall reimburse you for all reasonable out-of-pocket expenses incurred in connection with such cooperation or assistance. Such payments and reimbursements shall be in addition to, and shall not reduce, the Severance Benefits and shall be made within thirty (30) days after your submission of an itemized invoice and reasonable supporting documentation. Any compensation for cooperation shall be solely for your time and services and shall not be contingent on the substance of your testimony or the outcome of any matter, and shall be payable only to the extent permitted by applicable law. The Indemnification Agreement by and between HubSpot and you, dated as of January 8, 2020, remains in full force and effect.

10. Amendment.

The Parties may modify this Agreement only in writing signed by the duly authorized representatives of both Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

11. Waiver of Rights.

No delay or omission by HubSpot in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by HubSpot on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12. Validity.

If any court of competent jurisdiction declares or determines any provision of this Agreement to be illegal or invalid, then the validity of the remaining parts, terms or provisions will not be affected, and the illegal or invalid provision will be deemed not to be a part of this Agreement.

13. Nature of Agreement.

You understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of HubSpot.

14. Acknowledgements.

You affirm that no person or entity has offered or made any other promises or agreements of any kind to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You further affirm that you have carefully read this Agreement, understand its contents, freely and voluntarily assent to all of its terms and conditions and sign your name of your own free will.

15. Applicable Law; Venue.

This Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of law provisions. You and HubSpot agree that any suit, action or other proceeding arising out of or relating to this Agreement or its subject matter must be brought in the state or federal courts in the State of California (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), and you and HubSpot irrevocably submit to and acknowledge the jurisdiction of these courts.

16. Entire Agreement.

Except for the agreements and affirmations referenced herein as surviving (which shall remain in full force and effect), this Agreement constitutes the entire understanding and agreement between you and HubSpot with respect to your separation from HubSpot and cancels all previous oral and written negotiations, agreements, commitments or writings in connection with the subject matter of this Agreement.

17. Counterparts & Electronic Signature.

This Agreement must be executed electronically via DocuSign unless otherwise required by law, and in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Each Party’s electronic signature on this Agreement shall have the same validity and force and effect as an original, wet signature.

If you choose to execute this Agreement, please return all pages of the Agreement via DocuSign, within the twenty-one (21) days described in Section 4(d). If you have any questions about the matters covered in this Agreement, please feel free to contact Helen Russell.

18. Code Section 409A.

The parties intend that all payments and benefits provided under this Agreement either comply with, or be exempt from Section 409A of the Internal Revenue Code. To the extent applicable, the provisions of Section 10 of the Executive Severance Plan relating to Section 409A are incorporated herein by reference and shall govern the interpretation and administration of this Agreement.

HubSpot, Inc.

By:	/s/ Helen Russell	November 12, 2026
	Name: Helen Russell	Date
Title: Chief People Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Yamini Rangan	November 12, 2026
Yamini Rangan	Date

Exhibit A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I hereby acknowledge and certify that I entered into a letter agreement with HubSpot, Inc. (the “Company”), dated November 12, 2026 (the “Agreement”). Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive some of the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than twenty-one days after the Separation Date and must not revoke the Certificate. I understand that I may not sign this Certificate before the Separation Date. I further agree as follows:

1. A copy of this Certificate was attached as an Exhibit to the Agreement, and I have had at least 21 days to consider this Certificate.

2. In consideration of the benefits described in the Agreement, for which I become eligible only if I sign and do not revoke this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3. I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4. I understand I must sign this Certificate within twenty-one (21) days following the Separation Date. I further understand that I may revoke this Certificate within seven (7) days after I sign it by delivering a notice of revocation to the Company. If I do not sign the Certificate or if I revoke the Certificate, I will not be entitled to the severance payments and benefits set forth in the Agreement. This Certificate shall become effective the date following the conclusion of the revocation period (the “Certificate Effective Date”).

6. I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

Yamini Rangan

Date